Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES RECORD

SALES FOR THE THIRD FISCAL QUARTER ENDED MAY 31, 2011

Warren, PA. July 5, 2011/PRNewswire/—United Refining Company (United), a leading regional refiner and marketer of petroleum products today announced results for the third fiscal quarter and nine month period ended May 31, 2011.

United announced record third quarter sales of $808.1 million which resulted in adjusted earnings before interest, taxes, depreciation and amortization (EBITDA calculated on a FIFO basis before the LIFO inventory adjustment) (“Adjusted EBITDA”) of $73.6 million for the fiscal quarter ended May 31, 2011.

Adjusted EBITDA for the three months ended May 31, 2011 and 2010 were $73.6 million and $(5.3) million respectively. This was an increase in Adjusted EBITDA of $78.9 million from the prior year quarter. Adjusted EBITDA for the nine months ended May 31, 2011 and 2010 was $105.3 million and $(22.2) million respectively, an increase in Adjusted EBITDA of $127.5 million from the prior year nine month period. The increase for the quarter and nine months was primarily attributed to robust refining crackspreads.

After recording a $40.9 million LIFO inventory adjustment for the quarter, EBITDA was $32.7 million and $(6.8) for the quarters ended May 31, 2011 and 2010 respectively, an increase for quarter on quarter of $39.5 million. For the nine months ended May 31, 2011 and 2010 respectively, EBITDA was $49.8 million and $(53.8) million, an improvement of $103.6 million.

Net sales for the three months ended May 31, 2011 were $808.1 million compared to $705.3 million for the prior year quarter. This was an increase of $102.8 million or 14.6% from the prior year quarter. Net sales for the nine months ended May 31, 2011 and 2010 were $2,119.5 million and $1,921.0 million, respectively, which was an increase of $198.5 million or 10.3% from the prior year period. Net income attributed to United Refining Company’s stockholder for the three months ended May 31, 2011 was $9.1 million as compared to a net loss of $16.9 million for the three months ended May 31, 2010; which was an increase in net income of $26.0 million from the prior year quarter. Net income attributed to United Refining Company’s stockholder for the nine months ended May 31, 2011 was $1.3 million versus a net loss of $61.5 million for the nine months ended May 31, 2010, an increase of $62.8 million in net income from the prior nine month period.

United Refining Company (http://www.urc.com) uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization. EBITDA is a term not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. See reconciliation of EBITDA to Net Income in table set forth below. The Company’s method of computation of EBITDA may or may not be comparable to other similarly titled measures used by other companies.

EBITDA and Adjusted EBITDA Reconciliation:

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010

Adjusted EBITDA – FIFO Basis	$73,575	$(5,349)	$105,292	$(22,175)
LIFO Inventory Adjustment	(40,900)	(1,492)	(55,464)	(31.630)

EBITDA – LIFO Basis	$32,675	$(6,841)	$49,828	$(53,805)

Net Income (Loss) attributed to United Refining Company’s Stockholder	$9,091	$(16,852)	$1,263	$(61,507)
Loss on Early Extinguishment of Debt	1,245	—	1,245	—
Interest Expense	11,621	8,984	29,413	26,167
Income Tax Expense (Benefit) attributed to United Refining Company’s Stockholder	5,107	(4,728)	734	(35,763)
Depreciation	4,382	4,203	13,213	12,643

Amortization	1,229	1,552	3,960	4,655

EBITDA	$32,675	$(6,841)	$49,828	$(53,805)

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2011	2010	2011	2010
Net Sales	$808,115	$705,322	$2,119,541	$1,920,996
Operating Income (Loss)	$28,379	$(11,977)	$35,535	$(69,676)
Net Income (Loss) attributed to United Refining Company’s Stockholder	$9,091	$(16,852)	$1,263	$(61,507)
Income Tax Expense (Benefit) attributed to United Refining Company stockholder	$5,107	$(4,728)	$734	$(35,763)
EBITDA	$32,675	$(6,841)	$49,828	$(53,805)

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 366 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which United Refining Company operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,”

“should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation: The effect of the current banking and credit crisis on the Company and our customers and suppliers, repayment of debt, general economic, business and market conditions, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in our markets, the demand for and supply of crude oil and refined products, the spread between market prices for refined products and market prices for crude oil, the possibility of inefficiencies or shutdowns in refinery operations or pipelines, the availability and cost of financing to us, environmental, tax and tobacco legislation or regulation, volatility of gasoline prices, margins, and supplies, merchandising margins, labor costs, level of capital expenditures, customer traffic, weather conditions, acts of terrorism and war, business strategies, expansion and growth of operations, future projects and investments, expected outcomes of legal and administrative proceedings and their expected effects on our financial position, results of operations and cash flows, and future operating results and financial condition.

Company Contact: James E. Murphy, Chief Financial Officer (814) 723-1500